Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP. REPORTS

SOLID SECOND QUARTER RESULTS

WITH CONFIDENT ENTHUSIASM

FORT LAUDERDALE, FL, December 5, 2019 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for its second quarter ended October 26, 2019:

●	Net sales were $252 million;

●	Gross margin was 36.9% of sales, a continued stair-step improvement;

●	Earnings per share were $ .70 vs. $ .74 for the prior sequential quarter; and

●	Cash was $234 million.

✔	November orders were ahead of last year’s pace.

“One of the most profound occurrences in a company is when key indicators significantly create an atmosphere that motivates the entire team . . . we are at this place. Our November orders were ahead of last year’s pace and our recently introduced Hi-Biscus is expanding across the country and has been met with enthusiastic responses from both consumers and retailers,” stated a company spokesperson. “With European finesse and unique flavor innovation, our exciting new LimonCello and Pastèque are joining the LaCroix family of flavors and will be launched nationally in early 2020. Consumer engagement with LaCroix is strong and we are seeing steadfast social media support from the legions of loyal LaCroix fans.”

-more-

National Beverage Corp.

“In the past, the carbonated soft drink business in the U.S. and throughout the world needed combating brands to convince consumers and retailers that no one entity or brand could control the cola business. Today, the sparkling water category is totally different with the primary difference being the changing lifestyle of the health-conscious consumer. Therefore, it is not how many sparkling waters that exist nor the competitive difference between them, but which brand remains within the mindset and health barometer of its consumer base.

LaCroix will remain the leading sparkling water brand of the core health-conscious consumer phenomenon. It’s not what LaCroix is going to do in the future that makes it different, it’s what LaCroix has been doing all along. LaCroix is the leading domestic premium sparkling water brand and plans to stay that way!” concluded the spokesperson.

We love our LaCroix . . . We are passionate about our LaCroix . . . We are crazy about our LaCroix . . . We #LIVE LaCroix!!

-more-

National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
October 26, 2019 and October 27, 2018

	(in thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	Oct. 26, 2019	Oct. 27, 2018	Oct. 26, 2019	Oct. 27, 2018

Net Sales	$251,611	$260,709	$515,179	$553,299

Net Income	$32,654	$41,078	$67,196	$89,908

Earnings Per Common Share
Basic	$.70	$.88	$1.44	$1.93
Diluted	$.70	$.88	$1.43	$1.92

Average Common Shares Outstanding
Basic	46,653	46,628	46,650	46,623
Diluted	46,877	46,928	46,879	46,923

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.